Exhibit 99.1

Bancorp of New Jersey, Inc. Announces Record First Quarter Earnings

May 6, 2013

Fort Lee, NJ  —  Bancorp of New Jersey, Inc. (NYSE MKT:  BKJ) (the “Company”), the holding company of Bank of New Jersey, reported its strongest first quarter net income.  Net income for the first quarter of 2013 exceeded $1.1 million compared to $897 thousand for the first quarter of 2012, representing an increase of $248 thousand, or approximately 27.6%.  Earnings per diluted share reached $0.21 in the first quarter of 2013 compared to $0.17 per diluted share for the same period in 2012.  The net income generated during the first quarter of 2013 represents the strongest start to a fiscal year in the Company’s history.  The net income generated during this quarter also represents the Company’s twenty-fifth consecutive quarter of profitability.

During the first quarter of 2013, net interest income increased by 14.4%, or approximately $575 thousand, to $4.6 million from $4.0 million for the first quarter of 2012.  In addition to the net interest income increase, the provision for loan losses experienced a decrease of approximately $155 thousand, or 52.5%, due to strength and stability in the Company’s loan portfolio and other factors.  Non-interest expense, net of non-interest income, increased $322 thousand, or 14.6%, primarily related to increased operating costs associated with branch expansion.

Bancorp of New Jersey’s total assets decreased to $561.5 million at March 31, 2013 compared to $571.4 million at December 31, 2012.  Total loans reached $445.5 million at March 31, 2013 compared to $435.7 million at December 31, 2012, an increase of approximately $9.8 million, or approximately 2.2%.  Total deposits decreased to $505.1 million at March 31, 2013 from $515.7 million at December 31, 2012, a decrease of approximately $10.6 million, or approximately 2.1%.  Stockholders’ equity grew to $54.4 million at March 31, 2013 from $53.7 million at December 31, 2012.

Bank of New Jersey, headquartered at 1365 Palisade Avenue, Fort Lee, New Jersey, offers convenient hours and a high level of service for traditional consumer and commercial products and services.  The Bank, currently, has 8 branch offices located in Fort Lee (3 locations), Hackensack, Haworth, Harrington Park, Englewood, and most recently, Cliffside Park, all in Bergen County, NJ.  A ninth location is expected to open in Woodcliff Lake, NJ during the second quarter of 2013.  The Company’s tenth location, in Englewood Cliffs, NJ, has received FDIC approval and awaits approval from the NJDOBI.  It is expected to open during 2013.

For more information about Bank of New Jersey and its products and services, please visit http://www.bonj.net or call 201-944-8600.

If you would like to receive future Bancorp of New Jersey announcements electronically, please email us at shareholder@bonj.net

Forward-Looking Statements

This press release and other statements made from time to time by Bancorp of New Jersey’s management contain express and implied statements relating to our future financial condition, results of operations, credit quality, corporate objectives, and other financial and business matters, which are considered forward-looking statements.  These forward-looking statements are necessarily speculative and speak only as of the date made, and are subject to numerous assumptions, risks and uncertainties, all of which may change over time.  Actual results could differ materially from those expected or implied by such forward-looking statements.  Risks and uncertainties which could cause our actual results to differ materially and adversely from such forward-looking statements include economic conditions affecting the financial industry; changes in interest rates and shape of the yield curve; credit risk associated with our lending activities; risks relating to our market area, significant real estate collateral and the real estate market; operating, legal and regulatory risk; fiscal and monetary policy; economic, political and competitive forces affecting our business; and that management’s analysis of these risks and factors could be incorrect, and/or that the strategies developed to address them could be unsuccessful.  Any statements made that are not historical facts should be considered to be forward-looking statements.  You should not place undue reliance on any forward-looking statements.  We undertake no obligation to update forward-looking statements or to make any public announcement when we consider forward-looking statements to no longer be accurate, whether as a result of new information of future events, except as may be required by applicable law or regulation.

Bancorp of New Jersey, Inc.

Financial Highlights

(unaudited)

(dollars in thousands, except per share data)

	Three months ended
	March 31,
	2013	2012
INCOME STATEMENT
Net Interest Income	$4,561	$3,986
Provision for loan losses	140	295
Non-interest Expense, net of non-interest income	2,534	2,212
Pretax Income	1,887	1,479
Tax Expense	742	582
Net Income	$1,145	$897

Basic Earnings per Share	$0.22	$0.17
Diluted Earnings per Share	$0.21	$0.17

Weighted Average Shares – Basic	5,207	5,207
Weighted Average Shares – Diluted	5,364	5,211

	3/31/2013	12/31/2012
SELECTED BALANCE SHEET DATA AT END OF PERIOD
Total Loans	$445,547	$435,729
Allowance for Loan Losses	5,213	5,072
Investment Securities	60,258	93,962
Total Assets	561,452	571,374
Total Deposits	505,109	515,735
Stockholders’ Equity	54,363	53,720